Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

Golfsmith International Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1.  Article IV of the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares that the Corporation is authorized to issue is thirty-five million (35,000,000).  Twenty-five million (25,000,000) shares shall be Common Stock, par value $0.001 per share, and ten million (10,000,000) shares shall be Preferred Stock, par value $0.001 per share.

2.  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this 5th day of May, 2010.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

By:	/s/ Sue E. Gove

Name:	Sue E. Gove
Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer